Integra LifeSciences Appoints Eric Schwartz, Corporate Vice President, General Counsel and Secretary

PLAINSBORO, New Jersey, November 12, 2018 (GLOBE NEWSWIRE) -- Integra LifeSciences Holdings Corporation (Nasdaq:IART) today announced the appointment of Eric Schwartz as corporate vice president, general counsel and secretary.
“I am pleased to welcome Eric as our new general counsel and latest member of the executive leadership team,” said Peter Arduini, president and chief executive officer, Integra LifeSciences. “His extensive background and leadership experience in life sciences, as well as his global knowledge in mergers and acquisitions, regulatory, and providing board and corporate governance support make him an exceptional addition to Integra.”
Most recently, Eric was the general counsel at Globus Medical, a global orthopedic medical devices company, where he led several strategic transactions, including the largest acquisition in its company history, and led a cross-functional team responsible for integrating operations in over 20 countries. Before this role, Eric was the COO and chief legal officer of CardioVIP, a technology-enabled clinical provider assisting physicians with comprehensive disease management for their patients with cardiovascular disease. Eric’s experience also includes roles of increasing responsibility in the law departments at Johnson and Johnson, Animas Corporation and Cable & Wireless America. Earlier in his career, Eric was in private practice at Skadden, Arps, Slate, Meagher & Flom LLP and Dechert LLP.
Eric received his bachelor’s degree in English and J.D. from the University of Virginia. He also holds a master’s degree in business from the Wharton School of the University of Pennsylvania.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™. For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the products and services provided by Integra. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the willingness of surgical professionals to use Integra products may affect the prospects for their use in surgical procedures. In addition, the economic, competitive, governmental, technological and other factors, identified under the heading "Risk Factors" included in Item IA of Integra's Annual Report on Form 10-K for the year ended December 31, 2017 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

CONTACT: Integra LifeSciences Holdings Corporation

Investors
Sravan Emany
Senior Vice President, Strategy, Treasury & Investor Relations
(609) 936-2488
sravan.emany@integralife.com

Michael Beaulieu
Director, Investor Relations
609-750-2827
michael.beaulieu@integralife.com

Media
Laurene Isip
Senior Director, Global Corporate Communications and Public Relations
609-750-7984
laurene.isip@integralife.com

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